Exhibit 10.1

UNIFI, INC.

Director Compensation Policy*

(Effective October 30, 2019)

Each director, who is considered “independent” within the meaning of the Director Independence Standards adopted by the Board of Directors (the “Board”) of Unifi, Inc. (the “Company”), which are inclusive of Section 303A.02 of the New York Stock Exchange Listed Company Manual, will receive the following compensation for service on the Board:

•

$100,000 annual retainer, where up to fifty percent (50%) of such amount is payable (at the director’s election) in cash and the remainder of such amount is an equity grant payable in shares of the Company’s common stock;

•	$15,000 annual retainer for the Lead Independent Director, payable (at the director’s election) in cash or shares of the Company’s common stock;
•	$15,000 annual retainer for the chair of the Audit Committee, payable (at the director’s election) in cash or shares of the Company’s common stock;

•

$10,000 annual retainer for the chairs of the Compensation Committee and the Corporate Governance and Nominating Committee, payable (at such director’s election) in cash or shares of the Company’s common stock; and

•	reimbursement of reasonable expenses incurred for attending Board and committee meetings.

A director may be issued stock units, in lieu of shares of the Company’s common stock, which would be payable upon the director’s cessation of service as a member of the Board. The number of any shares of the Company’s common stock or stock units granted to a director shall be determined based on the fair market value of the Company’s common stock on the date of the director’s election to the Board, and the number of shares of the Company’s common stock underlying any stock option granted to a director shall be determined based on the Black-Scholes value of the Company’s common stock on the option grant date.

Any independent director who is initially appointed or elected to the Board other than at the annual meeting of shareholders will receive his or her annual retainer calculated on a pro rata basis based upon the period between the date of such appointment or election and the anticipated date of the next annual meeting of shareholders.

Directors who are not determined to be “independent” as defined above will receive no compensation for serving as directors.

*	Adopted by the Board on October 30, 2019.